UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2012

SUNOVIA ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53590	98-0550703
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

106 Cattlemen Rd., Sarasota, Florida 34232
(Address of principal executive offices) (zip code)

941-751-6800
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;Compensatory Arrangements of Certain Officers

As previously disclosed, on March 22, 2012, the Board of Directors (the “Board”) of Sunovia Energy Technologies, Inc. (the “Company”) approved the appointment of Mel Interiano as Chief Executive Officer of the Company.   In addition, on March 22, 2012, the Board of Directors approved the terms of Mr. Interiano’s employment.

On June 4, 2012, the Company and Mr. Interiano entered into an employment agreement effective March 22, 2012 (the “Effective Date”).  Mr. Interiano’s term of employment with the Company will be at will.  Either Mr. Interiano or the Company may terminate the employment relationship at any time without notice or cause.  In consideration for Mr. Interiano’s services as CEO, the Company shall compensate Mr. Interiano a base salary of $300,000 (the “Base Salary”).  Mr. Interiano’s Base Salary will be subject to modification during the employment in accordance with the Company’s practices, policies, and procedures but will not be reduced without Mr. Interiano’s mutual agreement.  In the event the Company terminates the Agreement without cause, the Company will be required to pay Mr. Interiano severance equal to one year in salary.

In addition, Mr. Interiano will be eligible to earn an annual performance bonus of up to 100% of his Base Salary measured as of the end of the preceding fiscal year, payable in cash when other Company executives are paid their bonuses.  Further, Mr. Interiano was granted Common Stock Purchase Warrant (the “Warrant”) to purchase 25,000,000 shares (the “Warrant Shares”) of the company’s common stock.  The exercise price for the Warrant is $0.0179.  The Warrant will vest in four equal installments on a yearly basis with the intended 6,250,000 Warrant Shares vesting one year from the Effective Date then continuing thereafter at the same rate.

The Company and VM5 Ventures LLC (“VM5”), a company owned by Mr. Interiano, entered into a Termination and Settlement Agreement whereby the Company agreed to pay VM5 $75,000 on or before June 15, 2012 and the consulting agreement was terminated.   The Company and Mr. Interiano amended the Nonstatutory Stock Option Agreement entered into between the Company and Mr. Interiano on January 31, 2012, whereby the option will vest as to 25% of the shares if the Company’s top line revenue has increased by $10 million.  The option will continue to vest as to the remaining 75% of the shares in increments of 25% of the shares each time the Company’s top line revenue increases by at least $10 million.

On May 31, 2012, Jacqueline O’Sullivan was apointed by the Company to serve as the Chief Financial Officer of the Company and  Erich Hofer was terminated as the Company’s Interim Chief Financial Officer.  Mr. Hofer has no disputes with the Company.

There are no understandings or arrangements between Ms. O’Sullivan and any other person pursuant to which she was appointed as an executive officer. Ms. O’Sullivan presently does not serve on any Company committee.  Ms. O’Sullivan does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become an executive officer.  Ms. O’Sullivan has never entered into a transaction, nor is there any proposed transaction, between Ms. O’Sullivan and the Company.

Ms. O’Sullivan has over 20 years experience in finance and administration in both the private and non-profit business sectors and brings a comprehensive knowledge of accounting and financial management principles.  Ms. O’Sullivan joined the Company in January 2012.  Prior to joining the Company, Ms. O’Sullivan served as Finance and Administration Manager at the non-profit Manatee County Habitat for Humanity in Bradenton, Florida for two years.  From 2000 to 2009, she was the Chief Financial Officer and Senior Office Administrator for Hoyt Architects, an architectural, urban design, interior design and planning firm located in Sarasota, Florida.  She was the administration manager at Kurtz Plumbing in Sarasota, Florida from 1999 to 2000.  Ms. O’Sullivan holds a degree in Business Studies from Bournemouth University in the United Kingdom.  In 1996, she relocated from Guildford, UK to Sarasota, Florida and became a U.S. citizen in 2008.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
10.1	Employment Agreement by and between Sunovia Energy Technologies, Inc. and Mel Interiano dated June 4, 2012

10.2	Termination and Settlement Agreement by and between Sunovia Energy Technologies, Inc. and VM5 Ventures LLC dated June 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOVIA ENERGY TECHNOLOGIES, INC.

Dated: June 8, 2012	By:	/s/ Mel Interiano
Name: Mel Interiano
Title: Chief Executive Officer

3